EXHIBIT 5.1

October 22, 2014

Ocean Power Technologies, Inc.

1590 Reed Road

Pennington, New Jersey 08534

Ladies and Gentlemen:

We are counsel to Ocean Power Technologies, a Delaware corporation (the “Company”). The Company is filing with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to an aggregate of 800,000 shares of common stock, $0.001 par value per share (the “Shares”) of the Company, issuable under the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement (including the Plan), corporate resolutions authorizing the issuance of the Shares, and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized, and, when issued and delivered against payment therefore in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the Federal laws of the United States, and (ii) the Delaware General Corporation Law. Our opinion is based on statutory laws that are in effect on the date hereof and judicial decisions interpreting such laws, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to filing of this opinion letter as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC there under.

Very truly yours,

/s/Morrison Cohen LLP